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                                                                   EXHIBIT 10.12

                                      NOTE

$250,000.00                                                     January 17, 2000

     FOR VALUE RECEIVED, Donald Smith promises to pay to Extensity, Inc., a Delaware corporation (the "Company"), the principal sum of two hundred fifty thousand dollars ($250,000.00), together with interest on the unpaid principal hereof from the date hereof at the rate of 6.12% per annum, compounded semiannually.

     Principal and interest shall be due and payable on January 17, 2005. Payment of principal and interest shall be made in lawful money of the United States of America.

     The undersigned may at any time prepay all or any portion of the principal or interest owing hereunder. This Note is subject to the terms of the Option dated as of January 17, 2000. This Note is secured in part by a pledge of the Company's Common Stock under the terms of a Security Agreement of even date herewith and is subject to all the provisions thereof.

     The holder of this Note shall have full recourse against the undersigned in the event of default hereunder, including without limitation all rights in the collateral securing this Note pursuant to the Security Agreement.

     In the event the undersigned shall cease to be an employee, director or consultant of the Company for any reason, with or without cause, voluntarily or involuntarily, this Note shall, at the sole option of the Company, be accelerated, and the whole unpaid balance on this Note of principal and accrued interest shall be immediately due and payable sixty (60) days after the termination of the undersigned's services with the Company.

     Should any action be instituted for the collection of this Note, the reasonable costs and attorneys' fees therein of the holder shall be paid by the undersigned.

                                                    /s/  DONALD SMITH
                                                         Donald Smith